Former Wells Fargo and Prudential Veteran Assumes Contract Chief Operating Officer Position with PUBC

PUBC Retains Consulting Firm to Assist in Operations

LAS VEGAS, March 3, 2005 -- Public Company Management Corporation (OTC BB: PUBC) announced today that it has retained the services of Bold Ventures Group (BVG) and its CEO, Victoria Duff, a long-time Wall Street Institutional Investment Banking veteran of firms such as Spencer Trask, Blyth Eastman Dillon, Loeb Rhoades, Prudential Bache (NYSE: PRU) and Wells Fargo Treasury (NYSE: WFC).  BVG will assist Public Company Management Corporation (PUBC) with operational logistics and Ms. Duff will assume the position of the company’s contract Chief Operating Officer.  Ms. Duff’s past clients include a variety of the world’s top companies, including Citibank (NYSE: C), Morgan Guaranty Trust, and American Express (NYSE: AXP).

Ms. Duff is the founder and CEO of California-based business consulting firm, Bold Ventures Group, that specializes in new venture planning and launch for public and private companies under $500-million.  Besides her business consulting and financial experience, she has established herself as an active leader in the Internet industry where she has served in leadership roles with various industry trade organizations.  The combination of her experience and talents made her company a good match for PUBC and Duff an ideal candidate to fill the position of the company’s COO.

“I am delighted to be working with Public Company Management Corporation because it stands out as an island of skill and professionalism in an industry that is too often marked by inexperience and quick fixes.  Stephen Brock does an outstanding job educating entrepreneurs and bringing them safely through the confusing legal and regulatory morass that leads to being a publicly traded company, and he does it at a fair and reasonable price,” Duff commented.

PUBC serves as a one-stop shop for businesses that want to quickly and cost-effectively go public and draw upon the wealth of investment capital that is available to public corporations.  The company’s Pubco White Papers subsidiary focuses on educating business owners on the options available to them.  PUBC’s Go Public Today subsidiary takes companies public.  After a company goes public, PUBC’s Public Company Management Services subsidiary can advise the newly-public company on regulatory and compliance issues.

Ms. Duff’s duties as COO at PUBC will include a combination of internal and external operations.  She will oversee some client-related activities, such as the filing of SB-2 registration statements.  She will also work to manage some aspects of the company’s securities, financing, accounting and collections procedures, its joint ventures and acquisition strategies as well as assist in the marketing of the company.

“Victoria Duff has the perfect combination of financial, technical, management and networking skills necessary to lead many of the day-to-day operations of a rapidly growing company such as ours.  She possesses keen insight into the financial side of this business, while also understanding the needs of burgeoning companies that are poised to make the jump to the public markets.  We are very excited to have her as the latest addition to our top-flight team,” says Stephen Brock, CEO of Public Company Management Corporation.

One of the first executive women on Wall Street, Ms. Duff spent 20 years as an Institutional Bond Broker. She has occupied several C-level positions with her client companies over the years, and also served as Vice President and Asset/Liability Manager at Eureka Federal Savings, where she played a key role in the post-deregulation reorganization of the institution.  She currently serves on the Boards of Directors of the prestigious Digital Coast Roundtable, the CEO Council and America’s Baby Cancer Foundation, among others; and on the Advisory Boards of several public and private companies.  Ms. Duff is a well-known speaker and writer on business topics, having written columns for Developments Magazine, the Digital Coast Reporter, @association and la vox; and currently runs the Bold Ventures Business Discussion List on YahooGroups.  Ms. Duff earned her Bachelor’s Degree in public administration from the University of California, Berkeley.

About Bold Ventures Group

Bold Ventures is a unique gathering of highly experienced entrepreneurs who plan, facilitate and launch new companies and new divisions for Bold Ventures clients.  The company’s services include the broad range of analysis, strategic advisory, formulation and documentation of the business plan, and hands-on implementation toward helping a company or new corporate division go from planning through execution stage, to launch.  Ms. Duff benefits her clients through her reputation for outstanding work based on real-world experience at the highest levels of Wall Street investment banking and corporate finance as well as through her active involvement in small business issues.

About Public Company Management Corporation

PUBC helps business owners create liquidity for investors and long-term value for their companies, shareholders and partners by participating in public capital markets. PUBC supports the full lifecycle of entering the public market through its various subsidiaries:

-- Education -- Pubco White Papers

   (http://www.PubcoWhitePapers.com) hosts a comprehensive

   body of knowledge on private and public equity markets.

-- Registration and listing -- Go Public Today

   (http://www.GoPublicToday.com) provides a complete solution to help small companies register securities for public

   offerings and obtain a listing on the OTCBB.

-- Regulatory compliance -- Public Company Management

   Services (http://www.PCMS-Team.com) assists new and

   existing public companies in negotiating the new

   complexities of maintaining a public company and creating

   sustainable and affordable compliance processes.

PUBC leads by example, demonstrating to current and future clients best practices in taking a company public, investor relations, public relations, regulatory compliance, and raising capital.

Safe Harbor

This press release contains or may contain forward-looking statements, such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Public Company Management Corporation (OTC Bulletin Board: PUBC.OB)

Contact:

     Public Company Management Corporation

     Stephen Brock

     President/CEO

     (702) 222-9076

     info@PublicCompanyManagement.com

     www.PublicCompanyManagement.com

Source: Public Company Management Corporation